Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on First-Quarter 2011 Results

Summary
The first quarter of 2011 had several significant milestones. It was a record quarter in terms of revenue and earnings per share. We closed both the McAfee, Inc. and Infineon wireless division acquisitions. We launched Sandy Bridge, our fastest ramping product in the company’s history, helping to increase platform** average selling prices for the sixth consecutive quarter. In addition, the company identified, fixed, and recovered from the Cougar Point chipset design issue without a revenue impact.

As a result of the acquisition of McAfee, Inc. and the Infineon wireless division, we will be providing Non-GAAP financial information in addition to GAAP for 2011 to provide additional visibility into operational results of the company. Excluding the impacts of deferred revenue write-down and associated costs, amortization of acquisition-related intangibles and other acquisition-related accounting impacts, the first quarter results when compared to the fourth quarter were the following:
•           Revenue of $12.9B* was up 12% from $11.5B
•           Gross Margin of 62.3%* was down 2.5 points
•           Net income of $3.3B* was up 3% from $3.2B*
•           Earnings per share of $0.59* was up 5% from $0.56*

Except otherwise noted, the remainder of this document will represent results and comparables on a GAAP basis.

Record revenue of $12.8B, was up $1.4B and 12% sequentially, and $2.5B and 25% year-on-year. The acquisition of McAfee and the Infineon wireless division contributed approximately $500M to our revenue in the first quarter.   We continue to benefit from demand strength in the enterprise and emerging market segments, despite softness in the consumer market segments of the U.S. and Western Europe. The server business exceeded our expectations as strong demand from the data center segment continued. The strength of our new Sandy Bridge product ramp drove a richer mix of products resulting in an increase in average selling prices when compared to the fourth quarter. Gross margin dollars of $7.9B was an all time record with gross margin percent at 61%. R&D and MG&A as a percent of revenue dropped to 28.7%. Operating profit of $4.2B is up 3% sequentially and 21% from a year ago. Net income of $3.2B and earnings per share of $0.56 were up 29% and 30% respectively from a year ago.

*Non-GAAP financial measure. See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 8-9
**CPU and chipset, excluding Atom microprocessors

Revenue
Revenue of $12.8B was up 12% sequentially versus an average historical decline of 8% and was above our expectations. The first quarter included an extra week of revenue and revenue from the acquisitions of McAfee and the Infineon wireless division. Platform** average selling prices were up slightly compared to the fourth quarter. Inventory levels across the supply chain remained healthy as customers burned through older generation inventory and replenished it with our new Sandy Bridge platforms. On a year-over-year basis, revenue for the first quarter was up 25%.

Intel Architecture Group first quarter revenue of $12.2B was up 11% sequentially and 23% year over year:
•	The PC Client Group had revenue of $8.6B, up 12% from the fourth quarter. Year over year, PC Client Group revenue was up 17%
•	The Data Center Group had revenue of $2.5B, down 2% from the fourth quarter. Year over year, Data Center Group revenue was up 32%.
•
The other Intel architecture group had revenue of $1.1B, up 41% from the fourth quarter. Year over year, the other Intel architecture group’s revenue increased 70%.  IMC, formerly the Infineon wireless division, contributed $336M to the first quarter 2011 revenue. The Infineon wireless division acquisition closed on January 31, 2011.

The Software and Services Group had revenue of $240M, up 220% from the fourth quarter. Year over year, the Software and Services Group revenue was up 314%. The McAfee, Inc. acquisition closed on February 28, 2011 and contributed $160M to the first quarter 2011 revenue.

Intel® Atom™ microarchitecture revenue, including microprocessors and associated chipsets, was $370M, down 5% from the fourth quarter and up 4% from the first quarter of 2010.

Gross Margin
Gross margin dollars were $7.9B, $0.5B higher than the fourth quarter.  Gross margin of 61.4% was 3.2 points lower than the fourth quarter and up 0.4 points compared to the midpoint of the revised Outlook provided on January 31st.

Q4’10 gross margin percentage was initially reported at Q4 earnings on January 13th as 67.5%.  On January 31st we estimated the impact of the Cougar Point chipset issue on Q4 gross margin to be approximately 4 points, taking expected gross margin for Q4 to 63.5%.  Q4’10 actual gross margin as reported in our Form 10-K was 64.6% as 1 point of the Cougar Point gross margin impact shifted from Q4’10 to Q1’11.

Gross Margin Reconciliation: Q4’10 to Q1’11(64.6% to 61.4%, down 3.2 points)
[note: point attributions are approximate]
•	- 1.5 points:	Higher start up costs
•	- 1.0 point:	Higher platform** unit cost
•	- 1.0 point:	Impact of McAfee, Inc. and Infineon wireless division acquisitions
•	+ 1.0 point:	Higher platform** average selling prices

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Original Q1’11 Outlook provided on January 13th to Q1’11 (64% +/- couple points to 61.4%, down 2.6 points)
[note: point attributions are approximate]
•	- 3.0 points:	Cougar Point impact
•	- 1.0 point	Impact of McAfee, Inc. and Infineon wireless division acquisitions
•	+ 1.0 point:	Higher platform** average selling prices
•	+ 0.5 point:	Lower start up costs

Gross Margin Reconciliation: Q1’11 Revised Outlook provided on January 31st to Q1’11 (61% +/- couple points to 61.4%, up 0.4 point)
[note: point attributions are approximate]
•	+ 1.0 point:	Higher platform** average selling prices
•	+ 0.5 point:	Lower start up costs
•	- 1.0 point:	Shift of Cougar Point impact from Q4’10 to Q1‘11

In a year-over-year comparison, gross margin percent for Q1’11 is 2 points lower than Q1’10.  The decrease is primarily due to the Cougar Point issue, higher start up costs, and acquisition related impacts offset partially  by improvements in our platform** business.

Spending
Spending for R&D and MG&A was $3.7B, up 9% from the fourth quarter and $100M higher than the Outlook provided on January 31st. The increase from the fourth quarter is primarily driven by acquisitions and the salary expenses related to the extra week in the first quarter. R&D and MG&A as a percentage of revenue was 28.7%, down from the fourth quarter.  Depreciation was $1.3B, slightly up versus expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $213M, higher than the $140M gain in the fourth quarter and consistent with our Outlook of a $200M net gain.  Relative to the fourth quarter, the first quarter was higher due to the sale of the Digital Health Group to create the Intel-GE joint venture, Care Innovations.

The provision for taxes in the first quarter was at a 27.7% tax rate, in line with our forecast of 29%.

Balance Sheet and Cash Flow Items
Cash flow from operations in the first quarter was over $4.0B.  On the balance sheet, total cash investments^^ ended the quarter at $11.5B, $10.0B lower than the fourth quarter.  During the first quarter, we purchased McAfee, Inc. and the Infineon wireless division, paid approximately $1.0B in dividends, purchased $2.7B in capital assets, and repurchased $4.0B in stock.  Total inventories increased by approximately $350M.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

The inventory increase was driven by the following: Approximately a third of the increase was the addition of inventories related to the acquisition of the Infineon wireless division. Approximately a third of the increase was driven by putting additional raw materials inventory in place given uncertainty of the supply chain impact of the Japan earthquake.  Approximately a third of the increase was driven by additional CPU inventory as we ramp Sandy Bridge. Sandy Bridge now accounts for approximately half of our CPU inventory.

Other Items
We added approximately 11k employees in the first quarter, primarily through acquisitions, bringing the number of employees to 93.5k.

Diluted shares outstanding decreased by 92M shares to 5.6B shares driven by fourth quarter and first quarter share repurchases. Diluted shares outstanding is calculated based on a weighted average of shares outstanding during the quarter. As a result, only a portion of the $4.0B of first quarter share repurchases are reflected in our first quarter weighting for diluted shares outstanding and the full impact will be included in our second quarter diluted shares outstanding.

Q2 2011 Outlook

The outlook for the second quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after April 19th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $12.8B, plus or minus $500M in the second quarter. The midpoint of this range would be flat from the first quarter, which is inside the normal seasonal range. When comparing to historical seasonality, the impact for the extra week in the first quarter will not repeat and the acquisition impact in the second quarter will roughly double. On a Non-GAAP basis, excluding certain acquisition related accounting impacts, the revenue forecast is $12.85B, plus or minus $500M in the second quarter.

Gross Margin
Gross margin in the second quarter is expected to be 61%, plus or minus a couple points.

Gross Margin Reconciliation: Q1’11 to Q2’11 Outlook (61.4% to 61% +/- a couple points)
[note: point attributions are approximate]
•	+ 3.0 points:	No Cougar Point impact
•	- 1.5 points:	Higher other cost of sales (primarily startup costs)
•	- 1.0 point:	Higher platform** unit cost
•	- 0.5 point:	Lower platform** average selling prices

On a Non-GAAP basis, excluding certain accounting impacts and expenses related to acquisitions, primarily the amortization of acquisition-related intangibles, Q2’11 gross margin is forecasted to be approximately 62% +/- a couple points.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

Spending
Spending for R&D and MG&A in the second quarter is expected to be approximately $3.9B, up approximately $200M from the first quarter, primarily driven by the impact of a full quarter of McAfee, Inc. and Infineon wireless division acquisition spending.  Depreciation is forecasted to be approximately $1.2B, down slightly from the first quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $50M, down from $213M in the first quarter.

Balance Sheet and Cash Flow Items
Inventory is expected to be roughly flat in Q2.

2011 Outlook

The Outlook for full year 2011 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after April 19th.

Gross Margin
Gross margin for the year is still expected to be 63%, plus or minus a few points.  On Non-GAAP basis, excluding certain accounting impacts and expenses related to acquisitions, primarily the amortization of acquisition related intangibles, the gross margin forecast for the year is expected to be 64% plus or minus a few points.

Spending
Spending for R&D and MG&A for the year is still expected to be $15.7B, plus or minus $200M.

Amortization of acquisition related intangibles is forecasted to be approximately $260M for 2011.

Depreciation for the year is still expected to be approximately $5.0B +/- $100M.

Other Income Statement Items
The tax rate for each of the remaining quarters of 2011 is expected to be 29%, in line with previous expectations.

Balance Sheet and Cash Flow Items
Capital spending for 2011 is forecasted to be $10.2B plus or minus $400M, $1.2B higher than our previous expectations.  The capital spending increase is driven by both the unit growth and the product mix we are seeing and protects our ability to build to our forecast of future demand levels. Additionally, this capital spending enables our strategy to integrate more features and functionality on leading edge process technology which results in performance, cost and power efficiency advantages.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.  Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements.   Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.
•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Potential disruptions in the high technology supply chain resulting from the recent disaster in Japan could cause customer demand to be different from Intel’s expectations.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; product mix and pricing; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-K for the fiscal year ended Dec. 25, 2010.

INTEL CORPORATION
EXPLANATION OF NON-GAAP RESULTS

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Deferred revenue write-down and associated costs: Business combination accounting principles require us to write down to fair values the software license updates; software product and hardware systems support contracts; product support contracts and hardware systems support contracts assumed in our acquisitions. The revenue for these support contracts is deferred and typically recognized over a one year period, so our GAAP revenues for the one year period after the acquisition does not reflect the full amount of  revenues that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments eliminate the effect of the deferred revenue write-down and include the costs associated with the revenue adjustment. We believe these adjustments to the revenue from these support contracts and to the associated costs are useful to investors as an additional means to reflect revenue trends of our business.

Amortization of acquisition-related intangible assets:  Amortization of acquisition-related intangible assets consists of amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. Intel records charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for Intel’s acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of Intel’s acquisitions. Consequently, Intel’s non-GAAP adjustments exclude these charges to facilitate an evaluation of Intel’s current operating performance and comparisons to Intel’s past operating performance.

Inventory valuation adjustment:  Business combination accounting principles require us to measure acquired inventory at fair value.  The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles.  We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Please refer to "Explanation of Non-GAAP Results" in this commentary for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

	(In millions, except per share amounts)
	Three Months Ended
	April 2,	Dec. 25,	March 27,
	2011	2010	2010

GAAP NET REVENUE	$12,847	$11,457	$10,299
Adjustment for deferred revenue write-down	30	-	-
NON-GAAP NET REVENUE	$12,877	$11,457	$10,299

GAAP GROSS MARGIN	$7,885	$7,406	$6,529
Adjustment for:
Deferred revenue write-down and associated costs	28	-	-
Amortization of acquisition-related intangibles	74	17	16
Inventory valuation	33	-	-
NON-GAAP GROSS MARGIN	$8,020	$7,423	$6,545

GAAP GROSS MARGIN PERCENTAGE	61.4%	64.6%	63.4%
Adjustment for:
Deferred revenue write-down and associated costs	0.1%	-	-
Amortization of acquisition-related intangibles	0.5%	0.2%	0.1%
Inventory valuation	0.3%	-	-
NON-GAAP GROSS MARGIN PERCENTAGE	62.3%	64.8%	63.5%

GAAP OPERATING INCOME	$4,158	$4,023	$3,448
Adjustment for:
Deferred revenue write-down and associated costs	28	-	-
Amortization of acquisition-related intangibles	110	24	19
Inventory valuation	33	-	-
NON-GAAP OPERATING INCOME	$4,329	$4,047	$3,467

GAAP NET INCOME	$3,160	$3,180	$2,442
Adjustment for:
Deferred revenue write-down and associated costs	28	-	-
Amortization of acquisition-related intangibles	110	24	19
Inventory valuation	33	-	-
Income tax effect	(47)	(8)	(7)
NON-GAAP NET INCOME	$3,284	$3,196	$2,454

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.56	$0.43
Adjustment for:
Deferred revenue write-down and associated costs	0.01	-	-
Amortization of acquisition-related intangibles	0.02	-	-
Inventory valuation	0.01	-	-
Income tax effect	(0.01)	-	-
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.59	$0.56	$0.43

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and reconciliations from this outlook should be carefully evaluated. Please refer to "Explanation of Non-GAAP Results" in this commentary for a detailed explanation of the adjustments made to comparable GAAP measures, the ways management uses these non-GAAP measures, and the reasons why management believes these non-GAAP measures provide useful information for investors.

	($ in millions)
	Q2 2011 Outlook		2011 Outlook
GAAP NET REVENUE	$12,800	+/- $500
Adjustment for deferred revenue write-down	50
NON-GAAP NET REVENUE	$12,850	+/- $500

GAAP GROSS MARGIN PERCENTAGE	61.0%	+/- a couple percentage points	63.0%	+/- a few percentage points
Adjustment for:
Deferred revenue write-down and associated costs	0.2%		0.1%
Amortization of acquisition-related intangibles	0.8%		0.9%
NON-GAAP GROSS MARGIN PERCENTAGE	62.0%	+/- a couple percentage points	64.0%	+/- a few percentage points